EXHIBIT 1

                                   Bruce Bendell
                             43-40 Northern Boulevard
                         Long Island City, New York 11101



                                                      June 17, 2004



Board of Directors
The Major Automotive Companies, Inc.
43-40 Northern Boulevard
Long Island City, New York  11101

Gentlemen:

      Reference is made to my letter to the Board of Directors of The Major Automotive Companies, Inc. ("Major") dated June 9, 2004 (the "Offer Letter").

      In order to allow the Board of Directors to have additional time to consider the terms of the transaction proposed in the Offer Letter, I am hereby extending the date referred to in the last paragraph of the Offer Letter to July 2, 2004. If the terms set forth in the Offer Letter, as modified hereby, meet with your approval, we should instruct our respective attorneys to begin preparing the necessary documentation so that the transaction can move forward. Neither the Offer Letter nor this letter shall constitute a binding agreement, as each is intended merely as an expression of our intentions. No agreement shall exist between us regarding the proposed transaction prior to the execution of contracts and other documents agreeable to each of us. Very truly yours,

                                           /s/ Bruce Bendell
                                          --------------------------------------
                                          Bruce Bendell


cc:   Mitchell Littman, Esq.